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[KPMG PEAT MARWICK LLP LETTERHEAD]







                       Consent of Independent Auditors




The Board of Directors
Interlott Technologies, Inc.:

We consent to incorporation by reference in the Registration Statement No. 333-08999 on Form S-3 of Interlott Technologies, of our report dated
February 28, 1998, relating to the balance sheets of Interlott Technologies Inc. as of December 31, 1996 and 1997, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which report appears in the 1997 annual report to stockholders, which is incorporated by reference in December 31, 1997 Form 10-K of Interlott Technologies, Inc.


                                                        KPMG PEAT MARWICK LLP



Louisville, Kentucky
March 27, 1998